Exhibit 99.04
Southern Company
EPS Earnings Analysis
Three Months Ended March 2013

Cents	Description

(1)¢	Retail Sales

4	Retail Revenue Impacts

5	Weather

1	Other Operating Revenues

(1)	Non-Fuel O&M

1	Purchased Power Capacity Expense

(1)	Depreciation and Amortization

(1)	Taxes Other Than Income Taxes

1	Other Income and Deductions

(1)	Income Taxes

7¢	Total Change in EPS (x-items)

(38)	Estimated Loss on Kemper IGCC

(2)	Leveraged Lease Restructure

(33)¢	Total Change in EPS (As Reported)

Notes
- The charge for an estimated probable loss relating to Mississippi Power Company's construction of the integrated coal gasification combined cycle facility in Kemper County, Mississippi (Kemper IGCC) and the charge related to the restructuring of a leveraged lease investment that was completed on March 1, 2013 significantly impacted the presentation of earnings and earnings per share for the three months ended March 31, 2013, and similar charges are not expected to occur with any regularity in the future.

- All figures in this earnings release are preliminary and remain subject to the completion of normal quarter-end accounting procedures and adjustments, which could result in changes to these preliminary results. In addition, certain classifications and rounding may be different from final results published in the Form 10-Q.